Exhibit 99.1

Dana Coffield	Al Palombo
Gran Tierra Energy, Inc.	Cameron Associates
President & Chief Executive Officer	Investor Relations
(800) 916-4873	(212) 245-8800 Ext. 209
info@grantierra.com	al@cameronassoc.com

GRAN TIERRA ANNOUNCES WAIVER OF CASH PAYMENT OF LIQUIDATED DAMAGES

CALGARY, Canada, June 29, 2007 - Gran Tierra Energy Inc. (OTC Bulletin Board: GTRE), a company focused on oil exploration and production in South America, today announced that it had received a sufficient number of consents waiving the obligation of Gran Tierra to pay in cash the liquidated damages which have accrued as a result of the delay in getting the Company’s resale registration statement declared effective by the United States Securities and Exchange Commission (SEC) in connection with shares of Gran Tierra’s common stock sold privately in June 2006.

Gran Tierra sold units in a June 2006 private placement, each unit consisting of one share and one warrant to purchase one-half a share at an exercise price of $1.75 for a period of five years from June 2006. On May 14, 2007, the resale registration statement was declared effective by the SEC. The total amount of liquidated damages accrued is approximately USD$7.75 million.

Gran Tierra requested the holders of the units to waive the cash payment of the liquidated damages and Gran Tierra agreed to reduce the exercise price of the warrants to $1.05 and extended the life of the warrants by one year. A majority of the holders of the units approved the proposal. As a result, Gran Tierra is not required to pay in cash the liquidated damages and in lieu thereof will amend the terms of the warrants.

About Gran Tierra Energy Inc.

Gran Tierra is an international oil and gas exploration and production company, headquartered in Calgary, Canada, incorporated and traded in the United States and operating in South America. Gran Tierra holds interests in producing and prospective properties in Argentina, Colombia and Peru. To date, Gran Tierra has pursued a strategy that focuses on establishing a portfolio of producing properties, development and exploration opportunities, through selective acquisitions, to provide a base for future growth. Additional information concerning Gran Tierra is available at http://www.grantierra.com. Investor inquiries may be directed to info@grantierra.com or 1-800-916-GTRE (4873).

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